Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Horizons Cadence Hedged US Dividend Yield ETF, a series of shares of beneficial interest in Horizons ETF Trust I, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

February 9, 2018